Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Phillip G. Creek
 Senior Vice President, Chief Financial Officer
 M/I Homes, Inc.
 (614) 418-8011

M/I Homes Reports Record Fourth Quarter Deliveries and Year-End Backlog

Columbus, Ohio (January 10, 2006) - M/I Homes, Inc. (NYSE:MHO) announces all-time high quarterly deliveries and record year-end backlog along with new contracts for the three and twelve month periods ended December 31, 2005.

Homes delivered in 2005’s fourth quarter reached an all-time quarterly record of 1,616 - a 35% increase over 2004’s 1,200. For the twelve months ended December 31, 2005, homes delivered were 4,291, slightly below last year’s record-setting 4,303.

New contracts of 4,314 for the twelve months ended December 31, 2005 were slightly below 2004’s 4,333. New contracts for 2005’s fourth quarter were 901 compared to 922 in 2004. M/I Homes had 150 active subdivisions at December 31, 2005 compared to 125 at December 31, 2004 and 140 at the end of 2005’s third quarter.

The Company reported the highest year-end unit and sales value amounts in the Company’s history; backlog of homes at December 31, 2005 reached 2,807 units with a sales value increasing 19% to $954 million compared to 2004’s year-end. The backlog of homes at December 31, 2004 was 2,688 units with a sales value of $800 million. The average sales price of homes in backlog at December 31, 2005 rose to a record-high $340,000, which is a 14% increase over 2004’s average sales price of $298,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to report an all-time quarterly record for homes delivered in the fourth quarter along with our record-setting year-end backlog. Our annual homes delivered and new contracts were down slightly from 2004 largely as a result of challenging market conditions in the Midwest. At the same time, we are pleased with the records achieved in our other markets. Homes delivered and new contracts in our Florida markets increased 27% and 23%, respectively. Likewise, our North Carolina and D.C. markets experienced 20% increases in both homes delivered and new contracts.”

The Company expects to report fourth quarter and year-end financial results on February 2, 2006. You are invited to listen to the conference call over the Internet at 4:00 p.m. EST. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through February 2, 2007.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Twelve months ended
	December 31,			December 31,
			%			%
	2005	2004	Change	2005	2004	Change
Ohio &
Indiana	349	522	(33)	2,018	2,450	(18)

Florida	409	291	41	1,609	1,312	23

NC, DE,
VA & MD	143	109	31	687	571	20

	901	922	(2)	4,314	4,333	-

HOMES DELIVERED
	Three months ended			Twelve months ended
	December 31,			December 31,
			%			%
	2005	2004	Change	2005	2004	Change
Ohio &
Indiana	819	771	6	2,388	2,778	(14)

Florida	552	248	123	1,261	994	27

NC, DE
VA & MD	245	181	35	642	531	21

	1,616	1,200	35	4,291	4,303	-

BACKLOG
	December 31, 2005			December 31, 2004
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Ohio &
Indiana	940	$271	$288,000	1,310	$369	$281,000

Florida	1,540	$542	$352,000	1,096	$308	$281,000

NC, DE
VA & MD	327	$141	$431,000	282	$123	$437,000

	2,807	$954	$340,000	2,688	$800	$298,000